Annex A

              Initial Dissenters' Notice Letter to BSD Shareholders

                               [ON BSD LETTERHEAD]


_______________, 2005


Re:   Initial Notice of Dissenters' Rights under the FBCA

Dear BSD Software, Inc. Shareholder:

      As you may be aware, BSD Software, Inc. ("BSD") has entered into an agreement and plan of merger with NeoMedia Technologies, Inc. (NeoMedia"), which provides for NeoMedia to acquire from you and the other BSD shareholders 100% of BSD's common stock. When the merger is completed, BSD will become a wholly-owned subsidiary of NeoMedia.

      Upon completion of the merger, BSD's shareholders will receive, for each share of BSD stock owned, NeoMedia stock equivalent to .07 divided by the volume-weighted average price of NeoMedia stock for the five days prior to the effective time of the merger. NeoMedia common stock is publicly traded on the Over-the-Counter Bulletin Board exchange under the symbol "NEOM". On March 21, 2005, the closing price of NeoMedia common stock was $0.232. In 2004, NeoMedia's common stock traded between a low of $0.05 and a high of $0.299.

      Following the merger, based on 31,810,897 outstanding shares of BSD common stock and 432,525,053 outstanding shares of NeoMedia common stock as of December 31, 2004, and assuming a NeoMedia stock price of $0.25, BSD shareholders would hold approximately 2% of the outstanding shares of NeoMedia and existing NeoMedia shareholders would hold the remaining 98% of NeoMedia's outstanding shares. The actual exchange ratio will vary due to changes in NeoMedia's stock price and any additional issuances of common stock by BSD prior to the effective time of the merger.

      Shareholders holding approximately 62.7% of the outstanding shares of BSD common stock have each entered into an agreement with NeoMedia to vote to approve and adopt the Merger Agreement and the merger. BSD's Board of Directors has also approved the Merger Agreement.

      For those BSD shareholder who do NOT vote in favor of the merger ("Potential Dissenters"), we hereby inform you that you may be entitled to assert dissenters' rights under Section 607.1301 et seq. of the Florida Business Corporation Act (the "FBCA"), copies of which are attached to the end of this notice letter. Potential Dissenters are urged to carefully read the enclosed FBCA as perfection of your rights as a dissenter thereunder requires you to strictly satisfy all requirements of the FBCA. To reiterate, in order to assert your dissenters' rights under the FBCA, you must NOT vote in favor of the merger and you must comply with the requirements of the FBCA.

      The FBCA requires, among other things, that BSD furnish you with this initial notice of dissenters' rights (the "Initial Notice"), copies of the relevant portions of the FBCA concerning dissenters' rights, and the attached Dissenters' Demand Form, which you should fill-out and return to BSD if you desire to assert your dissenters' rights under the FBCA in lieu of receiving your pro rata share of NeoMedia stock as described above. BSD must receive your completed Dissenters' Demand Form no later than twenty (20) days after your receipt of this Initial Notice (the "Deadline"). Failure to complete or sign the Dissenters' Demand Form or return it to BSD's offices by the Deadline will be deemed a waiver of your dissenters' rights in accordance with the FBCA, and in such instances you will instead receive your pro rata share of NeoMedia stock as outlined above.

      As required under the FBCA, once the merger becomes effective, BSD will send a second notice of Dissenters' Rights (the "Second Notice") only to those shareholders of BSD who have submitted their signed Dissenters' Demand Form to BSD by the Deadline indicated above. The Second Notice will, among other things, provide you with details concerning the date on which the merger became effective, an estimate of the fair value of your BSD shares immediately prior to the effective date of the merger, copies of the relevant provisions of the FBCA concerning dissenter's rights, and a Appraisal Notice Form, that you must complete and return to BSD by the deadline indicated in the Second Notice. To clarify, as required under the FBCA, the fair value of dissenters' shares will NOT reflect any change in value attributed to the merger or any subsequent event; rather, the fair value determination is made immediately prior to the effective date of the merger.

      In the event that holders of more than 5% of BSD's outstanding shares of common stock elect to exercise their dissenters' rights under the FBCA, NeoMedia may, in its discretion as provided in the Merger Agreement, elect to terminate the consummation of the merger.

      IN LIGHT OF THE FOREGOING, BSD'S BOARD OF DIRECTORS URGES YOU TO NOT ASSERT YOUR DISSENTERS' RIGHTS AND INSTEAD ELECT TO RECEIVE YOUR PRO RATA SHARE OF NEOMEDIA STOCK AS DESCRIBED ABOVE. However, if you do elect to assert your dissenters' rights, you are urged to (i) carefully review the attached excerpts from the FBCA, (ii) not vote in favor of the merger, (iii) complete and sign the attached Dissenters' Demand Form, and (iv) return the Dissenters' Demand Form to BSD by the Deadline. Failure to strictly comply with the requirements of the FBCA will be deemed a waiver of your dissenters' rights thereunder and you will instead receive your pro rata share of NeoMedia stock as described at the beginning of this letter.

Sincerely,


The Board of Directors
BSD Software, Inc.

                             DISSENTERS' DEMAND FORM

TO:   BSD Software, Inc.
      5824 Second Street SW, Suite 300
      Calgary, Alberta, Canada, T2H-0H2
      Attention: CFO


I, the undersigned, am a shareholder of BSD Software, Inc., a Florida corporation ("BSD" or the "Company"), on __________________, 2005, (the "Initial Notice Date") the date on which the Company first informed its shareholders of the proposed merger (the "Contemplated Merger") by and among BSD, NeoMedia Technologies, Inc., a Delaware corporation, and NeoMedia Telecom Services, Inc., a Nevada corporation.

I HEREBY REPRESENT AND WARRANT TO THE COMPANY THE FOLLOWING:

1.    I currently own ___________________ shares of common stock of BSD (the "BSD Shares") as follows:
               (insert number of shares owned)

a.    ____ Solely, with no other person or entity, or

b.    ____ Jointly, with ____________________________, or

c.    ____ Through the following entity: __________________________________.
(check one only and fill-in blank to the right as necessary)

2.    No person or entity owns the BSD Shares other than as I have indicated in my response to No. 1 above.

3.    I acquired the BSD Shares on or about the following date(s):_______________________________________.
                                                                                (insert dates(s))

4.    ______ I did _____ did not hold the BSD Shares as of the Initial Notice Date
      (check one only)

5.    I did not vote in favor of the Contemplated Merger at any time

6.    I hereby  serve  notice upon the Company  that I object to the  Contemplated  Merger,  and that I demand payment for my BSD Shares  pursuant to Section  607.1321 of the Florida  Business  Corporation  Act (the
      "FBCA") as a dissenting shareholder of BSD.

7.    I hereby acknowledge that it order for me to be entitled to assert my dissenters' rights under the FBCA,
      I must  complete,  execute and return this  Dissenters'  Demand Form to the Company at the address noted
      above by no later than 20 days after the date on which I received the accompanying  Initial  Dissenters'
      Notice from BSD.

8.    I hereby  acknowledge  that I received the accompanying  Initial  Dissenters'  Notice,  this Dissenters'
      Demand  Form,  and copies of  Sections  607.1301 et seq.,  inclusive,  of the FBCA on or before the date hereof.

9.    I hereby  acknowledge  that in order for me to perfect the exercise of my  dissenters'  rights under the
      FBCA, I must strictly comply with all requirements of the FBCA and I understand that my failure to do so may result in my being deemed to have irrevocably waived such rights.


THE UNDERSIGNED:


Signature:
           ---------------------------------

Print Name:
            --------------------------------

Address:
         -----------------------------------

--------------------------------------------

Phone Number:
              ------------------------------

   SECTIONS 607.1301 THROUGH 607.1333 OF THE FLORIDA BUSINESS CORPORATION ACT
                         CONCERNING DISSENTERS' RIGHTS


607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302-607.1333:

(1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) "Fair value" means the value of the corporation's shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) "Preferred shares" means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) "Shareholder" means both a record shareholder and a beneficial shareholder.

CREDIT(S)

Amended by Laws 2003, c. 2003-283, ss. 21, eff. Oct. 1, 2003.

HISTORICAL AND STATUTORY NOTES

Derivation:
Laws 1989, c. 89-154, ss. 118.

Amendment Notes:

Laws 2003, c. 2003-283, ss. 21, rewrote this section, which formerly read:

"The following definitions apply to ss. 607.1302 and 607.1320:

"(1)  'Corporation'  means  the  issuer  of  the  shares  held  by a  dissenting
shareholder   before  the  corporate   action  or  the  surviving  or  acquiring
corporation by merger or share exchange of that issuer.

"(2) 'Fair value,' with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

"(3) 'Shareholders' authorization date' means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation."

607.1302. Right of shareholders to appraisal

(1) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(a) Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(e) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.  Employment,   consulting,   retirement,   or  similar  benefits  established
separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

CREDIT(S)

Amended by Laws 1994, c. 94-327, ss. 5, eff. June 2, 1994; Laws 1997, c. 97-102,
ss. 31, eff. July 1, 1997;  Laws 2003, c.  2003-283,  ss. 22, eff. Oct. 1, 2003;
Laws 2004, c. 2004-378, ss. 1, eff. June 24, 2004.

HISTORICAL AND STATUTORY NOTES

Derivation:
Laws 1989, c. 89-154, ss. 119.

Amendment Notes:

Laws 1994, c. 94-327, ss. 5, eff. June 2, 1994, inserted in subsec. (4) "or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.".

Laws 1997, c. 97-102, eff. July 1, 1997, removed gender-specific references applicable to human beings from volume 4 of the Florida Statutes without substantive changes in legal effect.

Laws 2003, c. 2003-283, ss. 22, rewrote this section, which formerly read:

"(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

"(a) Consummation of a plan of merger to which the corporation is a party:

"1. If the shareholder is entitled to vote on the merger, or

"2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

"(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

"(c)  As  provided  in  s.   607.0902(11),   the  approval  of  a  control-share
acquisition;

"(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

"(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

"1. Altering or abolishing any preemptive rights attached to any of his or her shares;

"2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

"3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

"4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

"5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

"6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

"7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

"(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

"(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

"(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

"(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

"(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation."

Laws 2004, c. 2004-378, ss. 1, in subsec. (1)(e), substituted "a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment," for "shares issued prior to October 1, 2003," following "With regard to" in the introductory paragraph.

Prior Laws:
Fla.St.1989, ss. 607.244.
Laws 1987, c. 87-257, ss. 4.
Laws 1981, c. 81-155, ss. 10.
Laws 1975, c. 75-250, ss. 81.
Fla.St.1975, ss. 608.23.
Laws 1969, c. 69-23, ss. 4.
Laws 1953, c. 28170, ss. 1.
Fla.St.1951, ss. 612.40.
Comp.Gen.Laws 1927, ss. 6564.
Laws 1925, c. 10096, ss. 38.


607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record  shareholder's  written consent to the
assertion   of  such   rights  no  later  than  the  date   referred  to  in  s.
607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

CREDIT(S)

Added by Laws 2003, c. 2003-283, ss. 23, eff. Oct. 1, 2003.

607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

CREDIT(S)

Amended by Laws 1993,  c.  93-281,  ss. 35, eff.  May 15,  1993;  Laws 1997,  c.
97-102, ss. 32, eff. July 1, 1997; Laws 2003, c. 2003-283,  ss. 24, eff. Oct. 1,
2003.

HISTORICAL AND STATUTORY NOTES

Derivation:
Laws 1989, c. 89-154, ss. 120.

Amendment Notes:

Laws 1993, c. 93-281, ss. 35, eff. May 15, 1993, in subsec. (10), substituted "authorized but unissued shares of the corporation" for "in the case of other treasury shares".

Laws 1997, c. 97-102, eff. July 1, 1997, removed gender-specific references applicable to human beings from volume 4 of the Florida Statutes without substantive changes in legal effect.

Laws 2003, c. 2003-283, ss. 24, rewrote this section, which formerly read:

"(1)(a) If a proposed  corporate  action  creating  dissenters'  rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

"1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

"2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

"(b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

"(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

"(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

"(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

"(a) Such demand is withdrawn as provided in this section;

"(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

"(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

"(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

"(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

"(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

"(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

"(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

"(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

"(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

"(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

"(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation."

Prior Laws:
Fla.St.1989, ss. 607.247.
Laws 1987, c. 87-257, ss. 5.
Laws 1977, c. 77-174, ss. 1.
Laws 1975, c. 75-250, ss. 82.
Fla.St.1975, ss. 608.23.
Laws 1969, c. 69-23, ss. 4.
Laws 1953, c. 28170, ss. 1.
Fla.St.1951, ss. 612.40.
Comp.Gen.Laws 1927, ss. 6564.
Laws 1925, c. 10096, ss. 38.

607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

CREDIT(S)

Added by Laws 2003, c. 2003-283, ss. 25, eff. Oct. 1, 2003. Amended by Laws 2004, c. 2004-378, ss. 7, eff. June 24, 2004.

HISTORICAL AND STATUTORY NOTES

Amendment Notes:

Laws 2004, c. 2004-378, ss. 7, reenacted this section for the purpose of incorporating the amendment to ss. 607.1302 in a reference thereto.

607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder's name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation's estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

CREDIT(S)

Added by Laws 2003, c. 2003-283, ss. 26, eff. Oct. 1, 2003.

607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

CREDIT(S)

Added by Laws 2003, c. 2003-283, ss. 27, eff. Oct. 1, 2003.

607.1324. Shareholder's acceptance of corporation's offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

CREDIT(S)

Added by Laws 2003, c. 2003-283, ss. 28, eff. Oct. 1, 2003.

607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

CREDIT(S)

Added by Laws 2003, c. 2003-283, ss. 29, eff. Oct. 1, 2003.

607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

CREDIT(S)

Added by Laws 2004, c. 2004-378, ss. 2, eff. June 24, 2004.

607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation  fails to make a required  payment pursuant to
s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

CREDIT(S)

Added by Laws 2003, c. 2003-283, ss. 30, eff. Oct. 1, 2003. Amended by Laws 2004, c. 2004-5, ss. 98, eff. June 29, 2004.

HISTORICAL AND STATUTORY NOTES

Amendment Notes:

Laws 2004, c. 2004-5, a reviser's bill, deleted obsolete and expired provisions, corrected grammatical and typographical errors, and made other similar changes.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

CREDIT(S)

Added by Laws 2003, c. 2003-283, ss. 31, eff. Oct. 1, 2003.